Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer
(856) 532-6603

6000 Central Highway

Pennsauken, NJ 08109

J & J SNACK FOODS

REPORTS THIRD QUARTER SALES

AND EARNINGS

Pennsauken, NJ, July 27, 2015 - - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the third quarter ended June 27, 2015.

Sales increased 8% to $278.7 million from $257.1 million in last year’s third quarter. Net earnings increased 3% to $24.5 million in the current quarter from $23.7 million last year. Earnings per diluted share increased 3% to $1.30 for the third quarter from $1.26 last year. Operating income increased 9% to $38.8 million in the current quarter from $35.7 million in the year ago quarter.

For the nine months ended June 27, 2015, sales increased 8% to $716.5 million from $666.0 million in last year’s nine months.  Net earnings were $50.4 million this year and $49.6 million last year for the nine months. Earnings per diluted share increased to $2.68 from $2.64 last year. Operating income increased 4% to $77.2 million this year from $74.0 million last year for the nine months.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented,

“Our sales and earnings improvement this quarter was driven by outstanding performances by our retail supermarkets and ICEE businesses.  Results of our food service segment were disappointing.”

J&J Snack Foods Corp. is a leader and innovator in the snack food industry, providing nutritional and affordable branded niche snack foods and beverages to foodservice and retail supermarket outlets.  Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, BAVARIAN BAKERY and other soft pretzels, ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S, PHILLY SWIRL, MINUTE MAID* frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, CALIFORNIA CHURROS and TIO PEPE’S churros, PATIO Burritos and other handheld sandwiches, THE FUNNEL CAKE FACTORY funnel cakes, and several cookie brands within COUNTRY HOME BAKERS.  For more information, please visit us at www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

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J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(in thousands, except per share amounts)

	Three months ended		Nine months ended
	June 27,	June 28,	June 27,	June 28,
	2015	2014	2015	2014

Net Sales	$278,724	$257,113	$716,484	$665,957

Cost of goods sold	188,328	172,745	498,037	460,570
Gross Profit	90,396	84,368	218,447	205,387

Operating expenses
Marketing	23,201	21,274	62,674	56,825
Distribution	20,429	19,314	55,583	51,816
Administrative	7,910	7,883	22,897	21,648
Other general expense	45	234	67	1,132
	51,585	48,705	141,221	131,421

Operating Income	38,811	35,663	77,226	73,966

Other income (expense)
Investment (loss) income	(53)	1,159	2,579	3,273
Interest expense & other	(34)	(26)	(88)	(89)

Earnings before income taxes	38,724	36,796	79,717	77,150

Income taxes	14,262	13,118	29,362	27,525

NET EARNINGS	$24,462	$23,678	$50,355	$49,625

Earnings per diluted share	$1.30	$1.26	$2.68	$2.64

Weighted average number of diluted shares	18,823	18,832	18,815	18,814

Earnings per basic share	$1.31	$1.27	$2.70	$2.66

Weighted average number of basic shares	18,691	18,686	18,683	18,686

CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	June 27,	September 27,
	2015	2014
	(unaudited)

Cash and cash equivalents	$126,548	$91,760
Other current assets	207,160	183,846
Property, plant and equipment, net	169,276	157,529
Goodwill	86,442	86,442
Other intangible assets, net	47,150	50,989
Marketable securities held to maturity	-	2,000
Marketable securities available for sale	103,352	128,117
Other	2,998	4,090
Total	$742,926	$704,773

Current Liabilities	$105,569	$95,957
Long-term obligations under capital leases	1,265	374
Deferred income taxes	44,848	44,785
Other long-term liabilities	971	1,139
Stockholders' Equity	590,273	562,518
Total	$742,926	$704,773

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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